EXHIBIT 99.1

PROLOGIS APPOINTS ANDREA M. ZULBERTI TO BOARD;
SHAREHOLDERS APPROVE PROPOSAL TO ELIMINATE CLASSIFIED BOARD

Currently Retired Managing Director for Barclays Global Investors Brings More Than 30 Years
Experience in Strategic Planning, Financial and Risk Management and Real Estate

DENVER — May 18, 2005 — ProLogis (NYSE: PLD), a leading global provider of distribution facilities and services, announced today that it has appointed Andrea M. Zulberti, currently retired Managing Director for Barclays Global Investors, one of the world’s leading money managers with more than $1.4 trillion in assets under management across the globe, to the company’s Board of Trustees.

Most recently, in her role as Head of Global Operations/Global Chief Administrative Officer for Barclays, Ms. Zulberti led a team of over 600 worldwide to improve portfolio management reporting and processing. She was instrumental in evolving the company’s business model, helping it to achieve a leading market position. Ms. Zulberti joined Barclays in 1989 as Chief Financial Officer with overall responsibility for strategic and financial planning. Later, as Head of Global Risk Management/Chief Fiduciary Officer, Ms. Zulberti developed an organizational structure that integrated legal, compliance, operational, credit and market risk and audit functions into a single framework. During her 14-year tenure with Barclays, Ms. Zulberti has served as a managing director and executive officer of five affiliated companies.

Prior to Barclays, Ms. Zulberti was Chief Financial and Administrative Officer for Addison Design Consultants, a London-based marketing design firm. Her career also includes several years with Kemper/Cymrot Inc., a real estate syndication company, where she was Executive Vice President – Operations and CFO and a member of the Board. From 1973 to 1982, her work experience includes various marketing, investor relations and accounting-related positions. Ms. Zulberti, 53, received her Bachelor of Science degree from California State University in Hayward and is a Certified Public Accountant in California. Born in Hong Kong of Portuguese descent, Ms. Zulberti is fluent in French and speaks Cantonese and Portuguese.

ProLogis Chairman K. Dane Brooksher, said, “ProLogis’ Board will benefit from Andrea’s broad global financial management experience. She brings considerable depth in both investment management and real estate and has demonstrated success in creating and managing successful financial processes and controls. We believe her extensive background with investment company operating models will help us continue to enhance shareholder value as we expand our global property fund management business. We are excited to have someone with Andrea’s global expertise join our Board.”

The company also announced results of its 2005 Annual Meeting of Shareholders, held earlier today at the company’s headquarters. Shareholders approved the amendment to ProLogis’ declaration of trust to eliminate the classified board. As a result, at each annual meeting of shareholders, beginning in 2006, all Trustees will be elected to hold office for a term expiring at the next succeeding annual meeting. Shareholders also elected K. Dane Brooksher, Walter C. Rakowich, Jeffrey H. Schwartz and Kenneth N. Stensby to the Board. Since shareholders approved the proposal to declassify the Board, all of the company’s trustees will hold office until the 2006 annual meeting. In addition, shareholders ratified the appointment of KPMG LLP as the company’s independent registered public accounting firm for 2005.

ProLogis is a leading provider of distribution facilities and services with 310.8 million square feet (28.9 million square meters) in 2,034 distribution facilities owned, managed and under development in 75 markets in North America, Europe and Asia. ProLogis continues to expand the industry’s first and largest global network of distribution facilities with the objective of building shareholder value. The company expects to achieve this through the ProLogis Operating System® and its commitment to be ‘The Global Distribution Solution’ for its customers, providing exceptional facilities and services to meet their expansion and reconfiguration needs.

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Investor Relations:	Media:
Melissa Marsden	Rick Roth
Tel: 303-576-2622	Tel. 303-576-2641
mmarsden@prologis.com	media@prologis.com